Exhibit 99.1

Riviera Holdings Corporation
2901 Las Vegas Boulevard South
Las Vegas, NV 89109
Investor Relations:  (800) 362-1460
TRADED: NYSE Alternext US – RIV
www.rivierahotel.com

FOR FURTHER INFORMATION:
AT THE COMPANY:	INVESTOR RELATIONS CONTACT:
Phil Simons, CFO	Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice	(208) 241-3704 Voice
(702) 794-9442 Fax	(208) 232-5317 Fax
Email: psimons@theriviera.com	Email:betsytruax_hartman@msn.com

FOR IMMEDIATE RELEASE:

RIVIERA HOLDINGS’ RECEIVES TECHNICAL DEFAULT NOTICE ON CREDIT AGREEMENT
No Financial Default Asserted; Riviera Remains Current on Interest Obligations

LAS VEGAS, NV – March 4, 2009 – Riviera Holdings Corporation (NYSE Alternext US: RIV) announced today that it has received a notice of technical default by Wachovia Bank, the administrating agent for the Company’s $245 million Credit Agreement dated June 8, 2007. According to Wachovia, the technical default occurred due to Riviera’s refusal to enter into a Deposit Account Control Agreement (DACA) in the form requested by Wachovia. This asserted default is technical, not financial, as the Company is current with its interest and payment obligations associated with the Credit Agreement.

The Credit Agreement provides that Riviera enter into a DACA, from time to time, to the extent reasonably requested by Wachovia.  On October 14, 2008, approximately 16 months following the closing of the Credit Agreement, Wachovia requested that Riviera execute a DACA in a form that the Company ultimately determined to contain unreasonable terms and conditions.  After reviewing the proposed DACA, Riviera and its advisors determined that the DACA was not reasonable in that it would enable Wachovia to access all of Riviera’s operating cash and order it to be transferred to a bank account specified by Wachovia.

William L. Westerman, Riviera’s Chairman and Chief Executive Officer, said, “Under the terms of the proposed DACA, Wachovia could gain access to all cash held in Riviera’s bank accounts by merely advising the banks of a notice of default without first allowing us the opportunity to cure the default, no matter how trivial. Since receipt of the October 14, 2008 request, we have unsuccessfully attempted to negotiate a DACA with Wachovia that provides for adequate going concern protections for the Company.  We remain willing to enter into a reasonable DACA which would provide our lenders with access to the cash in the Company’s bank accounts as collateral, as long as we are able to maintain reasonable access to that cash in order to pay normal operating expenses necessary to continue business.”

Mr. Westerman emphasized that the Company has funds on hand and is continuing to generate sufficient cash to pay all operating obligations in a timely manner, as well as make necessary investments in its Las Vegas and Black Hawk properties in order to meet minimum capital maintenance requirements.

Despite experiencing the impact of a severe economic recession, the Company’s objective has been to remain current with all of its financial commitments, including interest obligations associated with the Credit Agreement.  That being said however, due to the increased interest burden in the form of default interest now imposed on the Company as a result of this alleged technical default, the Company will have to reassess this objective.

About Riviera Holdings:
Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado.

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